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                                                                   EXHIBIT 8.1



                      TAX OPINION OF WYATT, TARRANT & COMBS


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                                                                     EXHIBIT 8.1
                                      LOGO
                             WYATT, TARRANT & COMBS

502 562-7278                                                    October 21, 1997



Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Gentlemen:

We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with (i) the proposed merger (the "Merger") of Security Bancshares, Inc., an Arkansas corporation ("SBI"), with and into Union Planters Holding Corporation, a Tennessee corporation and a wholly-owned subsidiary of UPC ("UP Holding"), pursuant to the terms of the Agreement and Plan of Reorganization by and among UPC, UP Holding and SBI dated August 20, 1997 (the "Merger Agreement") and related Plan of Merger between UPC, UP Holding and SBI (collectively, the "Plan of Reorganization"), and (ii) the filing of the registration statement by UPC on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of UPC Common Stock to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement, (ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations from certain executive officers of UPC, UP Holding and SBI contained in letters to us dated October 21, 1997, copies of which are attached as Exhibit A and Exhibit B to this opinion (the "Representation Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of SBI subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of SBI Common Stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of SBI Common Stock; (v) the tax consequences of the parties to the Merger Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by SBI and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Merger Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

i. The acquisition by UP Holding of substantially all of the assets of SBI in exchange for shares of UPC Common Stock and the assumption of liabilities of SBI pursuant to the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

ii. SBI, UPC and UP Holding will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

iii. No gain or loss will be recognized by SBI as a result of the Merger.



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iv.   No gain or loss will be recognized by UP Holding or UPC as a result of the
Merger.

v. The tax basis of the assets received by UP Holding will be the same as the tax basis of such assets of SBI immediately prior to the Merger.

vi. The holding period of the assets of SBI received by UP Holding will in each instance include the period for which such assets were held by SBI.

vii. No gain or loss will be recognized by the shareholders of SBI as a result of the exchange of SBI Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the SBI Common Stock is a capital asset in the hands of the respective SBI shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the SBI Common Stock allocable to the fractional share.

viii. The tax basis of UPC Common Stock to be received by the shareholders of SBI will be the same as the tax basis of the SBI Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

ix. The holding period of the UPC Common Stock to be received by shareholders of SBI will include the holding period of the SBI Common Stock surrendered in exchange therefor, provided the SBI shares were held as a capital asset by the shareholders of SBI on the date of the exchange.

x. A shareholder of SBI who perfects his dissenter's rights and who receives payment of the fair market value of his shares of SBI Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

This opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service ("IRS"), all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters. You should realize that this opinion is not binding on the IRS or the courts.

This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and Section 8.1(h) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion may not otherwise be quoted or referred to in whole or in part in any report or document or furnished to any other person or entity other than your counsel, your accountants or your employees, except in response to a valid subpoena or other lawful process.

                                    Very truly yours,


                                    \s\ WYATT, TARRANT & COMBS
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                                    WYATT, TARRANT & COMBS